EXHIBIT 99.1

Avistar Communications Corp. 555 Twin Dolphin Drive, 3rd Floor Redwood Shores, CA 94065 Tel 650.610.2900 Fax 650.610.2901 Video 650.632.1912 www.avistar.com	For Immediate Release Contact: Robert J. Habig 650.610.2900 ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF 2003

REDWOOD SHORES, CA – July 24, 2003 – Avistar Communications Corporation (NASDAQ: AVSR), a leading provider of enterprise video communication solutions, today announced financial results for the three months ended June 30, 2003.

Revenue for the three months ended June 30, 2003 was $1.5 million, compared to revenue of $1.7 million for the three months ended March 31, 2003 and $2.0 million for the three months ended June 30, 2002. For the three months ended June 30, 2003, gross margin was 41% compared to 43% for the three months ended March 31, 2003 and 42% for the three months ended June 30, 2002.

Avistar reported a net loss of $2.5 million, or $0.10 per basic and diluted share, for the three months ended June 30, 2003. Avistar reported a net loss of $2.7 million, or $0.11 per basic and diluted share for the three months ended March 31, 2003 and a net loss of $1.9 million, or $0.08 per basic and diluted share for the three months ended June 30, 2002.

Revenue for the six months ended June 30, 2003 was $3.1 million, compared to revenue of $4.7 million for the six months ended June 30, 2002. Avistar reported a net loss of $5.2 million, or $0.20 per basic and diluted share, for the six months ended June 30, 2003. For the six months ended June 30, 2002, Avistar reported a net loss of $3.8 million, or $0.15 per basic and diluted share.

“The second quarter of 2003 continued to reflect caution in the procurement process within our financial services clients, and the continued internal redeployment by our customers of previously installed equipment associated with laid-off staff. As some indication that the worst may be behind us, we are noting an increasing pipeline of prospects, and anecdotal evidence of improving purchasing intent,” stated Gerald J. Burnett, Avistar’s chairman and chief executive officer. “Although neither of these leading indicators have yet translated into increases in closed business, we continue to believe that the Avistar solution provides great benefit to businesses seeking to increase effectiveness while decreasing travel costs, and that we are well positioned to participate in any restored growth in the economy.”

"Second quarter revenue and margin approximated our first quarter 2003 results,” stated Robert J. Habig, Avistar’s chief financial officer. “Operating expense decreased from the previous quarter by $330,000, largely due to reductions in outside services fees. Our cash position reflected a continued focus on disbursement controls and cash collections. As of June 30, 2003, we had cash and cash equivalents of $3.6 million. Although we still have no long-term debt, we did access our $6 million credit line with an initial draw of $750,000, and that amount is reflected in our quarter-end cash balance.”

About Avistar Communications Corporation
Avistar develops, markets and supports video collaboration solutions for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers TV-quality video calling, recording, publishing to web and emails, video-on-demand, broadcast, and document sharing. Avistar delivers on vBusiness — video-enabling business — by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises.

Founded in 1993, Avistar Communications Corporation is headquartered in Redwood Shores, California, with sales offices in New York and London. Avistar’s technology is used in more than 35 countries. Collaboration Properties, Inc., a wholly owned subsidiary of Avistar Communications Corporation, holds a broad portfolio of patents covering the AvistarVOS platform as well as multiple software and hardware video collaboration products. For more information, visit www.avistar.com.

Forward Looking Statements
Statements made in this news release regarding Avistar’s solution and demand for its products are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as market acceptance of our new and existing products; general economic conditions; the length of our sales cycle and our ability to successfully complete product sales; our dependence on a few customers for a majority of our revenue; the rapid pace of technological change in our industry; the impact of competitive products and pricing; and the costs of prosecuting or defending infringement claims. As a result of these and other factors, Avistar expects to experience significant fluctuations in operating results, and there can be no assurance that Avistar will become or remain consistently profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

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Copyright (c) 2003 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.

~financial statements follow~

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

as of June 30, 2003 and December 31, 2002
(in thousands, except share and per share data)

	June 30,	December 31,
	2003	2002

	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,646	$4,783
Short-term investments	—	2,402
Accounts receivable, net of allowance for doubtful accounts of $48 at June 30, 2003 and $69 December 31, 2002	1,043	740
Inventories, including inventory shipped to customers sites, not yet installed of $48 at June 30, 2003 and $71 at December 31, 2002	1,017	1,148
Prepaid expenses and other current assets	329	629

Total current assets	6,035	9,702
Property and equipment, net	305	378
Other assets	320	320

Total assets	$6,660	$10,400

Liabilities and Stockholders’ Equity:
Current liabilities:
Line of Credit	$750	$—
Accounts payable	965	558
Deferred revenue and customer deposits	1,183	996
Accrued liabilities and other	820	898

Total current liabilities	3,718	2,452

Stockholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized at June 30, 2003 and December 31, 2002; 26,510,446 and 26,465,058 shares issued at June 30, 2003 and December 31, 2002, respectively	26	26
Less: treasury common stock, 1,179,625 shares at June 30, 2003 and December 31, 2002, at cost	(51)	(51)
Additional paid-in-capital	80,321	80,254
Deferred stock compensation	(45)	(135)
Other comprehensive income	—	2
Accumulated deficit	(77,309)	(72,148)

Total stockholders’ equity	2,942	7,948

Total liabilities and stockholders’ equity	$6,660	$10,400

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three and six months ended June 30, 2003 and 2002
(in thousands, except per share data)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Revenue:
Product	$569	$901	$1,370	$2,416
Services, maintenance and support	916	1,101	1,778	2,286

Total revenue	1,485	2,002	3,148	4,702

Cost of revenue:
Product	314	523	700	1,262
Services, maintenance and support	562	643	1,129	1,227

Total cost of revenue	876	1,166	1,829	2,489

Gross margin	609	836	1,319	2,213

Operating Expenses:
Research and development	615	941	1,311	2,090
Sales and marketing	944	894	1,915	1,908
General and administrative	1,480	1,114	3,182	2,197
Amortization of deferred stock compensation *	45	93	90	219

Total operating expenses	3,084	3,042	6,498	6,414

Loss from operations	(2,475)	(2,206)	(5,179)	(4,201)

Other income (expense):
Interest income	9	73	28	164
Other, net	(5)	224	(10)	220

Total other income, net	4	297	18	384

Net loss	$(2,471)	$(1,909)	$(5,161)	$(3,817)

Net loss per share — basic and diluted	$(0.10)	$(0.08)	$(0.20)	$(0.15)

Weighted average shares used in calculating basic and diluted net loss per share	25,343	25,250	25,332	25,241

* Amortization of deferred stock compensation excluded from the following expenses:
Cost of revenue	$5	$12	$10	$28
Research and development	4	8	8	20
Sales and marketing	35	71	70	166
General and administrative	1	2	2	5

	$45	$93	$90	$219

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the six months ended June 30, 2003 and 2002
(in thousands)

	Six Months Ended

	June 30,	June 30,
	2003	2002

	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(5,161)	$(3,817)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	105	188
Stock-based compensation	90	286
Compensation on options issued to consultants	19	—
Provision for doubtful accounts	65	151
Changes in current assets and liabilities:
Accounts receivable	(368)	1,199
Inventories	131	20
Prepaid expenses and other current assets	300	606
Other assets	—	(8)
Accounts payable	407	(364)
Deferred revenue and customer deposits	187	(697)
Accrued liabilities and other	(78)	(935)

Net cash used in operating activities	(4,303)	(3,371)

Cash Flows from Investing Activities:
Sale of short-term investments	2,400	2,407
Purchase of property and equipment	(32)	(79)

Net cash provided by investing activities	2,368	2,328

Cash Flows from Financing Activities:
Decrease in bank overdraft	—	(149)
Proceeds from issuance of common stock	48	75
Proceeds from draw on line of credit	750	—

Net cash provided by (used in) financing activities	798	(74)

Net increase (decrease) in cash and cash equivalents	(1,137)	(1,117)
Cash and cash equivalents, beginning of period	4,783	7,455

Cash and cash equivalents, end of period	$3,646	$6,338